Exhibit 99.1

NEWS RELEASE

IMMUNOMEDICS PROVIDES BUSINESS UPDATE AT THE ASCO 2018 INVESTOR EVENT

Comprehensive Plan to Bring Sacituzumab Govitecan to Patients with Select Types of Metastatic Cancer

Chicago, IL., June 4, 2018 -— Immunomedics, Inc., (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates (ADC), today announced a comprehensive overview of its clinical development plan for sacituzumab govitecan, Immunomedics’ lead ADC, at the Company’s Investor Event during the 2018 ASCO Annual Meeting. The plan focuses on three cancer indications with significant unmet need: metastatic triple-negative breast cancer (mTNBC), metastatic urothelial cancer (mUC) and estrogen receptor-positive metastatic breast cancer (ER+ mBC).

“Our goal is to bring sacituzumab govitecan to patients who can benefit from this valuable drug candidate, expeditiously. Beyond TNBC, for which we recently announced our BLA submission, we are working closely with health authorities and key opinion leaders to define the best registrational approaches for additional indications that could benefit patients,” said Michael Pehl, President and Chief Executive Officer of Immunomedics.

mTNBC

The Company recently submitted a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) for sacituzumab govitecan for the treatment of patients with mTNBC who previously received at least two prior therapies for metastatic disease. In the BLA submission package, the response rate from 108 patients who met the registrational criteria was 33% by investigator assessment, and 32% based on independent central review. The estimated median duration of response by local and central assessment was 8.3 months (95% CI: 4.8, 11.6) and 6.7 months (95% CI: 3.7, 11.3), respectively. The median progression-free survival remained at 5.5 months (95% CI: 4.8, 6.6 months).

As part of the accelerated approval requirement, a confirmatory Phase 3 ASCENT trial in the same patient population is actively accruing patients in the U.S. and Europe.

Beyond third-line mTNBC, the Company plans to launch a single-arm Phase 2 study in the second-and first-line TNBC setting using sacituzumab govitecan as a single agent, in order to further characterize the efficacy and safety of sacituzumab govitecan in earlier treatment lines. Furthermore, Immunomedics announced a clinical collaboration with Clovis Oncology, Inc. to investigate the combination of Clovis’ Rubraca, an FDA-approved PARP inhibitor (PARPi), and sacituzumab govitecan in a Phase 1/2 study in mTNBC.

“Our planned collaboration with Clovis Oncology is very exciting as the two agents may synergize well based on their mechanisms of action from published preclinical models,” stated Usama Malik, Chief Business Officer of Immunomedics. “We are also evaluating opportunities for combining sacituzumab govitecan with immune checkpoint inhibitors in earlier line settings.”

~ more ~

mUC

As previously announced, the Company’s Phase 2 pivotal study in metastatic urothelial bladder cancer, TROPHY U-01, is expected to be activated next week, based on constructive interactions with the FDA on the most efficient and effective registrational pathway that could benefit patients after chemotherapy and immune checkpoint inhibitors.

In addition to mTNBC, the clinical collaboration with Clovis Oncology also extends to patients with advanced mUC.

ER+ mBC

As presented at the oral breast cancer session yesterday at this year’s ASCO Annual Meeting, sacituzumab govitecan has produced a confirmed overall response rate of 31% in ER+/human epidermal growth factor receptor 2-negative (HER2–) mBC patients. Estimated median duration of response was 7.4 months and estimated median progression-free survival of 6.8 months.

“Based on these promising results and the fact that current treatment options for patients who progressed on standard hormonal therapy and chemotherapy are limited, we are seeking input from breast cancer experts and regulatory authorities regarding potential registration paths for sacituzumab govitecan in this large, underserved segment of breast cancer,” remarked Dr. Robert Iannone, Head of Research & Development and Chief Medical Officer of Immunomedics.

An archived presentation of the event can be accessed at: https://immunomedics.com/wp-content/uploads/2018/06/Investor-Event-at-ASCO-2018.pdf.

About Sacituzumab Govitecan

Sacituzumab govitecan, our most advanced product candidate, is a novel, first-in-class antibody-drug conjugate (ADC). It is currently under review by the U.S. Food and Drug Administration for accelerated approval as a treatment of patients with metastatic triple-negative breast cancer who previously received at least two prior therapies for metastatic disease. If approved, sacituzumab govitecan would be the first and only ADC approved for the treatment of metastatic triple negative breast cancer.

About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer and other serious diseases. Immunomedics’ corporate objective is to become a fully-integrated biopharmaceutical company and a leader in the field of antibody-drug conjugates. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, including the filing and approval timelines for BLAs and BLA supplements, out-licensing

###

arrangements, forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations, new product development (including clinical trials outcome and regulatory requirements/actions), the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates, risks associated with the outcome of pending litigation and competitive risks to marketed products, and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:

Investors:

Dr. Chau Cheng

Senior Director, Investor Relations & Corporate Secretary

(973) 605-8200, extension 123

ccheng@immunomedics.com

For Media Inquiries:

media@immunomedics.com

###